Exhibit 5.1

December 30, 2009

Sunpeaks Ventures, Inc.

#106, 505 19 Ave SW

Calgary, Alberta, T2S 0E4

Canada

Re:

Amended Registration Statement on Form S-1 for Sunpeaks Ventures, Inc.

Ladies and Gentlemen:

We refer to the above-captioned amended registration statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Sunpeaks Ventures, Inc., Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and directors of the Company as we have deemed necessary for purposes of expressing the opinions set forth herein.

Based upon that review, it is our opinion that the Shares now issued will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP

_________________________________________________________________________

3033 Fifth Avenue, Suite 201  |  San Diego, CA 92103

TEL: 619.399.3090  |  FAX: 619.399.0120  |  chlawgroup.com